News Release
Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700

Release:	IMMEDIATE
Contact:	Neha Clark
Senior Vice President Enterprise Finance
Phone:	847-735-4001

Contact:	Lee Gordon
Vice President - Brunswick Global Communications & Public Affairs
Phone:	847-735-4003
Email:	lee.gordon@brunswick.com

Brunswick Reports First Quarter Results

Continued Robust Operating Performance Drives Outstanding First Quarter Results
First Quarter GAAP Diluted EPS of $1.56 and As Adjusted Diluted EPS of $2.57
Reiterating 2023 Guidance: Adjusted Diluted EPS Range of $9.50 - $11.00
METTAWA, Ill., April 27, 2023 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2023:
First Quarter 2023 Highlights:

	Q1 2023
in millions (except per share data)	GAAP	Change		As Adjusted	Change
Net Sales	$1,743.6	2.8%		$1,743.6	2.8%
Operating Earnings	$236.1	(1.4) %		$262.4	(1.9) %
Operating Margin	13.5%	(60)	bps	15.0%	(80)	bps
Diluted EPS from Continuing Operations	$1.56	(30.7) %		$2.57	1.6%

bps = basis points

"Our businesses had a strong start to the year, as continued operational strength, benefits from outstanding new products, and prudent cost management in a challenging macro-economic environment resulted in sales, margin, and EPS performance that exceeded expectations for the quarter," said Brunswick Chief Executive Officer David Foulkes. "We experienced better than anticipated boat show results, indicating a resilient consumer, and boat field inventory levels are healthier as we enter the primary retail season. Additionally, our free cash flow performance improved by $135 million versus Q1 2022, further solidifying our cash position and balance sheet, and enabling higher than planned share repurchases during the quarter.

Our propulsion business delivered exceptional results, with increased high-horsepower outboard engine production, enabled by the recent capacity expansion, allowing us to increase shipments to many international customers and OEM partners. In the last five years, Mercury Marine has gained over 600 basis points of share in 150 horsepower and above outboard engine categories in the U.S., which was once again demonstrated by significant gains in the share of high-horsepower Mercury outboards on display at the large saltwater boat shows in the quarter. Strong product mix coupled with operating efficiencies resulted in record first quarter operating earnings and margins.

Our engine parts and accessories businesses delivered a steady quarter, but as expected, saw sales and earnings declines versus the record first quarter of 2022, although sales were up 35 percent versus first quarter of 2019. First quarter sales in the U.S. Products portion of the business were ahead of Q1 2022, while sales through our third-party Distribution businesses were down versus 2022 as dealers and retailers right-sized inventories.

As anticipated, Navico group had a challenging start to the quarter, with lower sales into the retail channel and unfavorable foreign currency exchange rates leading to top-line declines early in the quarter but with notable improvement in March. Operating earnings declined versus prior year as lower sales coupled with higher material inflation and temporary margin pressures related to a new product launch were partially offset by the positive impact of major restructuring actions and cost reduction measures implemented in the quarter which we anticipate will yield full benefit in subsequent periods.

Finally, our boat business posted robust top-line and earnings growth, with double-digit adjusted operating margins for the fourth consecutive quarter. As expected, our internal retail units were down in the quarter against a strong Q1 2022 comparison, but March retail was slightly ahead of prior year. Freedom Boat Club had strong same store membership sales in the quarter, and now has more than 380 locations, and nearly 55,000 membership agreements covering 87,000 members network-wide, all while generating exceptionally strong synergy sales across our marine portfolio," Foulkes concluded.
Reportable Segment Changes

As a reminder, effective January 1, 2023, we updated our reportable segments from three segments to four: Propulsion, Engine Parts & Accessories, Navico Group, and Boat. Therefore, for all periods presented in this release, all figures and outlook statements incorporate this change. Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2023 for more information.

2023 First Quarter Results

For the first quarter of 2023, Brunswick reported consolidated net sales of $1,743.6 million, up from $1,695.7 million in the first quarter of 2022. Diluted EPS for the quarter was $1.56 on a GAAP basis and $2.57 on an adjusted basis. Sales in each segment benefited from the impact of annualized price increases and new product performance, partially offset by unfavorable changes in foreign currency exchange rates. Operating earnings were down very slightly as sales increases and prudent cost control measures across the enterprise were offset by elevated year-over-year input costs and spending on growth initiatives in each segment. In addition, versus the first quarter of 2022:
Propulsion segment reported a 7 percent increase in sales resulting from strong demand in many international regions and favorable product mix as increased high-horsepower outboard engine production, enabled by recent manufacturing capacity increases, was partially offset by planned reductions in lower horsepower outboard engine and sterndrive engine production. Operating earnings in the quarter were also impacted positively by timing related to capitalized inventory variances.
Engine Parts and Accessories segment reported a 13 percent decrease in sales as solid Product sales in the U.S. were offset by international softness and more seasonal third party Distribution sales. Segment operating earnings were also impacted by start-up costs related to the newly opened distribution center in Brownsburg, Indiana which is expected to be fully online by the end of the second quarter.

Navico Group segment reported a sales decrease similar to the Engine P&A segment, with sales decreasing 11 percent, driven by lower retailer orders primarily in the earlier part of the quarter, together with sharp decreases in sales to RV OEMs as they paused manufacturing. Segment operating earnings declined as a result of the common factors listed above coupled with margin pressures related to a new product launch which were partially offset by planned integration actions, reorganization efforts, and cost reduction measures, which included the announced closure of multiple facilities.
Boat segment reported a 17 percent increase in sales due to increased sales volumes to dealers and the impact of prior year pricing actions, which offset the impact of higher discounts and delayed shipments related to a supplier part recall impacting mainly sterndrive fiberglass boats. Growth in segment operating earnings and operating margin was also enabled by favorable mix toward premium products, and sustained operational efficiency gains. Freedom Boat Club, which is part of Business Acceleration, had another strong quarter, contributing approximately 6 percent of sales to the segment.
Review of Cash Flow and Balance Sheet

Cash and marketable securities totaled $399.7 million at the end of the first quarter, down $213.3 million from 2022 year-end levels.

Net cash used for operating activities of continuing operations during the first quarter of the year of $14.5 million includes net earnings net of non-cash items and the seasonal impact of working capital build.

Investing and financing activities resulted in net cash usage of $195.5 million during the first three months of 2023 including $93.5 million of capital expenditures, $60.0 million of share repurchases, and $28.5 million of dividend payments.

2023 Outlook

"While our first quarter performance represents a healthy start to 2023, and we remain optimistic about our ability to continue delivering strong financial results for our shareholders despite a turbulent macro-economic climate, we will continue to take significant actions to lower our structural costs and be prudent with spending without sacrificing the investments needed to drive our strategic plan," said Foulkes. "Our updated 2023 guidance anticipates:
1.Net sales of $6.8 billion to $7.2 billion;
2.Adjusted diluted EPS between $9.50 and $11.00;
3.Share repurchases in excess of $200 million; and
4.Second quarter 2023 net sales flat to up slightly versus Q2 2022, and adjusted diluted EPS between $2.60 and $2.70.
Finally, we continue to see our investments in new products and technologies, including our Avator electrification platform, which has begun to ship globally, attract strong customer interest, support our business results, and drive further shareholder value," Foulkes concluded.

Use of Non-GAAP Financial Information

A reconciliation of GAAP to non-GAAP financial measures used in this release is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

In order to better align Brunswick's reported results with the internal metrics used by Brunswick's management to evaluate business performance as well as to provide better comparisons to prior periods and peer data, non-GAAP measures used in this release exclude the impact of purchase accounting amortization related to acquisitions, among other adjustments.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include restructuring, exit and impairment costs, special tax items, acquisition-related costs, and certain other unusual adjustments.

Conference Call Scheduled

Brunswick will hold a conference call today at 10 a.m. CDT, hosted by David M. Foulkes, chief executive officer, Ryan M. Gwillim, executive vice president and chief financial officer, and Neha Clark, senior vice president enterprise finance. The call will be broadcast over the Internet at

www.brunswick.com/investors. To listen to the call, go to the website at least 15 minutes before the call to register, download, and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at www.brunswick.com/investors.

Security analysts and investors wishing to participate via telephone should call 877-900-9524 (no password needed). Callers outside of North America should call 412-902-0029 (no password needed) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through 1 p.m. CDT on Thursday, May 4, 2023, by calling 877-660-6853 or 201-612-7415 (Access ID: 13737688). The replay will also be available at www.brunswick.com/investors.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates, and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “should,” “expect,” "anticipate," "project," "position," “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income consumers have available for discretionary spending; changes in currency exchange rates; fiscal and monetary policy changes; higher energy and fuel costs; competitive pricing pressures; adverse capital market conditions; actual or anticipated increases in costs, disruptions of supply, or defects in raw materials, parts, or components we purchase from third parties; supplier manufacturing constraints, increased demand for shipping carriers, and transportation disruptions; managing our manufacturing footprint; international business risks, geopolitical tensions or conflicts, sanctions, embargoes, or other regulations; public health emergencies or pandemics, such as the coronavirus (COVID-19) pandemic; adverse weather conditions, climate change events and other catastrophic event risks; our ability to develop new and innovative products and services at a competitive price; loss of key customers; our ability to meet demand in a rapidly changing environment; absorbing fixed costs in production; risks associated with joint ventures that do not operate solely for our benefit; our ability to integrate acquisitions, including Navico, and the risk for associated disruption to our business; our ability to successfully implement our strategic plan and growth initiatives; attracting and retaining skilled labor, implementing succession plans for key leadership, and executing organizational and leadership changes; our ability to identify, complete, and integrate targeted acquisitions; the risk that restructuring or strategic divestitures will not provide business benefits; maintaining effective distribution; dealers and customers being able to access adequate financing; requirements for us to repurchase inventory; inventory reductions by dealers, retailers, or independent boat builders; risks related to the Freedom Boat Club franchise business model; outages, breaches, or other cybersecurity events regarding our technology systems, which could affect manufacturing and business operations and could result in lost or stolen information and associated remediation costs; our ability to protect our brands and intellectual property; changes to U.S. trade policy and tariffs; any impairment to the value of goodwill and other assets; product liability, warranty, and other claims risks; legal, environmental, and other regulatory compliance, including increased costs, fines, and reputational risks; changes in income tax legislation or enforcement; managing our share repurchases; and risks associated with certain divisive shareholder activist actions.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2022. Forward-looking statements speak only as of the date on which they are made, and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release.

About Brunswick

Brunswick Corporation (NYSE: BC) is the global leader in marine recreation, delivering innovation that transforms experiences on the water and beyond. Our unique, technology-driven solutions are informed and inspired by deep consumer insights and powered by our belief that “Next Never Rests™”. Brunswick is dedicated to industry leadership, to being the best and most trusted partner to our many customers, and to building synergies and ecosystems that enable us to challenge convention and define the future. Brunswick is home to more than 60 industry-leading brands. In the category of Marine Propulsion, these brands include Mercury Marine, Mercury Racing and

MerCruiser. Brunswick’s comprehensive collection of parts, accessories, distribution, and technology brands includes Mercury Engine Parts & Accessories, BLA and Land ‘N’ Sea. Our Navico Group and its industry-leading technology brands consist of Lowrance, Simrad, B&G, Mastervolt, RELiON, Attwood and Whale. Our Boat brands are some of the best known in the world, including Boston Whaler, Lund, Sea Ray, Bayliner, Harris Pontoons, Princecraft and Quicksilver. In addition, our service, digital and shared-access businesses include Freedom Boat Club, Boateka and a range of financing, insurance, and extended warranty businesses. While focused primarily on the marine industry, Brunswick also successfully leverages its portfolio of advanced technologies to deliver an exceptional suite of solutions in mobile and industrial applications. Headquartered in Mettawa, IL, Brunswick has approximately 19,000 employees operating in 27 countries. In 2022, Brunswick was named by Forbes as a World’s Best Employer and as one of America’s Most Responsible Companies by Newsweek, both for the third consecutive year. For more information, visit www.Brunswick.com.

Brunswick Corporation
Comparative Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022	% Change
Net sales	$1,743.6	$1,695.7	3%
Cost of sales	1,238.0	1,212.1	2%
Selling, general and administrative expense	211.3	192.7	10%
Research and development expense	48.7	51.4	(5)%
Restructuring, exit and impairment charges	9.5	—	NM
Operating earnings	236.1	239.5	(1)%
Equity earnings	2.2	0.8	NM
Other expense, net	(0.9)	(1.5)	(40)%
Earnings before interest and income taxes	237.4	238.8	(1)%
Interest expense	(28.2)	(18.4)	53%
Interest income	2.2	0.1	NM
Loss on early extinguishment of debt	—	(0.1)	(100)%
Earnings before income taxes	211.4	220.4	(4)%
Income tax provision	99.0	46.4	NM
Net earnings from continuing operations	$112.4	$174.0	(35)%

Discontinued operations:
Net (loss) earnings from discontinued operations, net of tax	(0.1)	0.2	NM
Net earnings	$112.3	$174.2	(36)%

Earnings per common share:
Basic
Net earnings	$1.57	$2.26	(31)%

Diluted
Net earnings	$1.56	$2.25	(31)%

Weighted average shares used for computation of:
Basic earnings per common share	71.5	76.9
Diluted earnings per common share	71.8	77.4

Effective tax rate (A)	46.8%	21.1%

NM = not meaningful
(A) The increase in the effective tax rate is due to the discrete income tax expense recorded in connection with the intercompany sale of intellectual property rights during the quarter.

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Consolidated
(in millions)
(unaudited)

	Three Months Ended
	Operating Earnings		Diluted Earnings Per Share
(in millions, except per share data)	April 1, 2023	April 2, 2022	April 1, 2023	April 2, 2022
GAAP	$236.1	$239.5	$1.56	$2.25
Restructuring, exit and impairment charges	9.5	—	0.10	—
Purchase accounting amortization	14.2	23.0	0.16	0.23
Acquisition, integration, and IT related costs	2.6	5.0	0.03	0.05
Special tax items	—	—	0.72	—
As Adjusted	$262.4	$267.5	$2.57	$2.53

GAAP operating margin	13.5%	14.1%
Adjusted operating margin	15.0%	15.8%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information - GAAP

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022
Propulsion	$751.6	$705.9	6.5%	$151.1	$125.3	20.6%	20.1%	17.8%
Engine Parts & Accessories	288.6	330.3	(12.6)%	47.8	61.0	(21.6)%	16.6%	18.5%
Navico Group	277.3	311.6	(11.0)%	12.8	30.6	(58.2)%	4.6%	9.8%
Boat	575.2	492.8	16.7%	57.8	45.3	27.6%	10.0%	9.2%
Corporate/Other	—	—		(33.4)	(22.7)	47.1%
Segment Eliminations	(149.1)	(144.9)	2.9%	—	—
Total	$1,743.6	$1,695.7	2.8%	$236.1	$239.5	(1.4)%	13.5%	14.1%

Segment Information - As Adjusted (Non-GAAP)

	Three Months Ended
	Net Sales			Operating Earnings (Loss)			Operating Margin
	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022	% Change	April 1, 2023	April 2, 2022
Propulsion	$751.6	$705.9	6.5%	$151.1	$125.3	20.6%	20.1%	17.8%
Engine Parts & Accessories	288.6	330.3	(12.6)%	48.5	61.0	(20.5)%	16.8%	18.5%
Navico Group	277.3	311.6	(11.0)%	30.5	55.6	(45.1)%	11.0%	17.8%
Boat	575.2	492.8	16.7%	61.1	48.3	26.5%	10.6%	9.8%
Corporate/Other	—	—		(28.8)	(22.7)	26.9%
Segment Eliminations	(149.1)	(144.9)	2.9%	—	—
Total	$1,743.6	$1,695.7	2.8%	$262.4	$267.5	(1.9)%	15.0%	15.8%

Brunswick Corporation
Reconciliation of Non-GAAP Measures - Segment Information
(in millions)
(unaudited)

Propulsion Segment	Three Months Ended		2023 vs. 2022
	April 1, 2023	April 2, 2022	$ Change	% Change
Net sales	$751.6	$705.9	$45.7	6.5%
Operating earnings	$151.1	$125.3	25.8	20.6%
Operating margin	20.1%	17.8%		230 bps

Engine Parts & Accessories Segment	Three Months Ended		2023 vs. 2022
	April 1, 2023	April 2, 2022	$ Change	% Change
Net sales	$288.6	$330.3	$(41.7)	(12.6)%

GAAP operating earnings	$47.8	$61.0	(13.2)	(21.6)%
Restructuring, exit and impairment charges	0.7	—	0.7	NM
Adjusted operating earnings	$48.5	$61.0	$(12.5)	(20.5)%

GAAP operating margin	16.6%	18.5%		(190) bps
Adjusted operating margin	16.8%	18.5%		(170) bps

Navico Group Segment	Three Months Ended		2023 vs. 2022
	April 1, 2023	April 2, 2022	$ Change	% Change
Net sales	$277.3	$311.6	$(34.3)	(11.0)%

GAAP operating earnings	$12.8	$30.6	$(17.8)	(58.2)%
Restructuring, exit and impairment charges	3.6	—	3.6	NM
Purchase accounting amortization	13.3	22.4	(9.1)	(40.6)%
Acquisition, integration, and IT related costs	0.8	2.6	(1.8)	(69.2)%
Adjusted operating earnings	$30.5	$55.6	$(25.1)	(45.1)%

GAAP operating margin	4.6%	9.8%		(520) bps
Adjusted operating margin	11.0%	17.8%		(680) bps

Boat Segment	Three Months Ended		2023 vs. 2022
	April 1, 2023	April 2, 2022	$ Change	% Change
Net sales	$575.2	$492.8	$82.4	16.7%

GAAP operating earnings	$57.8	$45.3	$12.5	27.6%
Restructuring, exit and impairment charges	1.4	—	1.4	NM
Acquisition, integration, and IT related costs	1.0	2.4	(1.4)	(58.3)%
Purchase accounting amortization	0.9	0.6	0.3	50.0%
Adjusted operating earnings	$61.1	$48.3	$12.8	26.5%

GAAP operating margin	10.0%	9.2%		80 bps
Adjusted operating margin	10.6%	9.8%		80 bps

Corporate/Other	Three Months Ended		2023 vs. 2022
	April 1, 2023	April 2, 2022	$ Change	% Change
GAAP operating loss	$(33.4)	$(22.7)	$(10.7)	47.1%
Restructuring, exit and impairment charges	3.8	—	3.8	NM
Acquisition, integration, and IT related costs	0.8	—	0.8	NM
Adjusted Operating loss	$(28.8)	$(22.7)	$(6.1)	26.9%
bps = basis points
NM = not meaningful

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	April 1, 2023	December 31, 2022	April 2, 2022
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$387.8	$595.6	$680.1
Restricted cash	11.1	12.9	12.2
Short-term investments in marketable securities	0.8	4.5	6.8
Total cash and short-term investments in marketable securities	399.7	613.0	699.1
Accounts and notes receivable, net	698.0	543.0	664.7
Inventories
Finished goods	858.6	836.1	752.4
Work-in-process	218.4	209.1	195.4
Raw materials	429.0	426.2	397.9
Net inventories	1,506.0	1,471.4	1,345.7
Prepaid expenses and other	74.7	67.8	81.7
Current assets	2,678.4	2,695.2	2,791.2

Net property	1,293.5	1,270.8	1,078.1

Other assets
Goodwill	974.0	967.6	889.4
Other intangibles, net	992.4	997.4	1,038.4
Deferred income tax asset	148.3	203.3	137.9
Operating lease assets	122.6	114.8	92.4
Equity investments	61.5	54.0	48.1
Other long-term assets	17.9	18.2	17.5
Other assets	2,316.7	2,355.3	2,223.7

Total assets	$6,288.6	$6,321.3	$6,093.0

Liabilities and shareholders’ equity
Current liabilities
Short-term debt and current maturities of long-term debt	$89.8	$89.0	$2.3
Accounts payable	594.0	662.6	660.0
Accrued expenses	754.8	738.3	665.9
Current liabilities	1,438.6	1,489.9	1,328.2

Debt	2,420.5	2,420.0	2,498.2
Other long-term liabilities	367.0	369.1	286.7
Shareholders’ equity	2,062.5	2,042.3	1,979.9
Total liabilities and shareholders’ equity	$6,288.6	$6,321.3	$6,093.0

Supplemental Information
Debt-to-capitalization rate	54.9%	55.1%	55.8%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
Cash flows from operating activities
Net earnings	$112.3	$174.2
Less: net (loss) earnings from discontinued operations, net of tax	(0.1)	0.2
Net earnings from continuing operations, net of tax	112.4	174.0
Stock compensation expense	5.9	4.4
Depreciation and amortization	64.7	53.6
Pension funding, net of expense	(0.6)	(0.2)
Asset impairment charges	1.2	—
Deferred income taxes	2.2	4.5
Changes in certain current assets and current liabilities	(269.7)	(394.5)
Long-term extended warranty contracts and other deferred revenue	2.5	2.4
Income taxes	78.4	16.2
Other, net	(11.5)	(1.3)
Net cash used for operating activities of continuing operations	(14.5)	(140.9)
Net cash used for operating activities of discontinued operations	(1.3)	(1.0)
Net cash used for operating activities	(15.8)	(141.9)

Cash flows from investing activities
Capital expenditures	(93.5)	(100.9)
Purchases of marketable securities	—	(6.0)
Sales or maturities of marketable securities	3.8	—
Investments	(7.6)	(4.2)
Proceeds from the sale of property, plant and equipment	2.7	2.2
Cross currency swap settlement	—	16.7
Net cash used for investing activities	(94.6)	(92.2)

Cash flows from financing activities
Proceeds from issuances of short-term debt	1.4	125.0
Payments of short-term debt	(0.2)	(125.0)
Net proceeds from issuances of long-term debt	—	741.8
Payments of long-term debt including current maturities	(0.6)	(57.1)
Common stock repurchases	(60.0)	(79.8)
Cash dividends paid	(28.5)	(28.0)
Tax withholding associated with shares issued for share-based compensation	(13.0)	(15.8)
Other, net	—	(2.0)
Net cash (used for) provided by financing activities	(100.9)	559.1

Effect of exchange rate changes	1.7	0.6
Net (decrease) increase in Cash and cash equivalents and Restricted cash	(209.6)	325.6
Cash and cash equivalents and Restricted cash at beginning of period	608.5	366.7

Cash and cash equivalents and Restricted cash at end of period	398.9	692.3
Less: Restricted cash	11.1	12.2
Cash and cash equivalents at end of period	$387.8	$680.1

Reconciliation
Free cash flow
Net cash used for operating activities of continuing operations	$(14.5)	$(140.9)

Net cash (used for) provided by:
Plus: Capital expenditures	(93.5)	(100.9)
Plus: Proceeds from the sale of property, plant and equipment	2.7	2.2
Plus: Effect of exchange rate changes	1.7	0.6
Free cash flow	$(103.6)	$(239.0)